Exhibit 10.10

GATEWAY PARTNERSHIP, LLC:                                                                LANDLORD

TO

NEW CENTURY BANK:                                                      TENANT

LEASE

SPACE:

15,298 SQUARE FEET IN THE GATEWAY BUILDING

100 FRENCH CREEK PARKWAY, PHOENIXVILLE, PA 19460

TERM:

FROM: APRIL 1, 2007	TO: MARCH 31, 2022

LEASE

THIS IS A LEASE AGREEMENT ("Lease") dated January 5, 2007.

The parties are GATEWAY PARTNERSHIP, LLC, 100 French Creek Parkway, Phoenixville, Pennsylvania 19460, ("Landlord") and NEW CENTURY BANK ("Tenant").

The terms of this Lease are:

1.  TERM:  Landlord hereby leases to Tenant for use only as a lawful and respectable office for the purpose of banking and other financial services operations, the floor area ("Leased Space") shown in the attached Exhibit "A" in the building known as “The Gateway Building” ("Building") erected by Landlord at 100 French Creek Parkway, Phoenixville, Pennsylvania 19460 (the “Land”).  The initial term of this Lease is fifteen (15) years and zero (0) months to commence on April 1, 2007 (the “Initial Term”).  Tenant shall have two (2) options to extend the term of this Lease as set forth on Exhibit “E” attached hereto and made part hereof.

2.  OCCUPANCY AND RENTAL PAYMENT COMMENCEMENT: Rental payment shall commence April 1, 2007, provided that: Landlord completes construction of the office improvements as described in paragraph 6 (COMPLETION OF IMPROVEMENTS) and receives a Certificate of Occupancy from the Borough of Phoenixville on or before April 15, 2007.

Should Landlord not complete construction and receive the above stated Certificate of Occupancy on or before April 15, 2007, then Tenant’s rental payment shall commence on the date the above stated Certificate of Occupancy is issued.

3.  RENT:  Total base rent for the term of this Lease is Five Million Six Hundred Fifty Nine Thousand One Hundred Forty-Six and 00/100 Dollars ($5,659,146.00).  The monthly base rent ("Rent") is as shown below:

Year	Monthly Base Rental

1	$28,084.50
2	$28,403.21
3	$28,721.92
4	$29,040.63
5	$29,359.33
6	$29,996.75
7	$30,634.17
8	$31,271.58
9	$31,909.00
10	$32,546.42
11	$33,529.18

12	$34,524.70
13	$34,524.70
14	$34,524.70
15	$34,524.70

prorated for any partial calendar month of occupancy, payable in advance without prior notice or demand and without any set-off or deduction on the first day of each calendar month at Landlord's principal office, or at such other place as Landlord may direct.  Monthly Rent payment will commence on April 1, 2007, or when occupancy is given by Landlord to Tenant, whichever is later.

Landlord represents and warrants to Tenant that the Leased Space consists of 15,298 rentable square feet, consisting of 7,420 square feet on the first floor and 7,878 square feet on the second floor.

4.  SECURITY DEPOSIT:

(a)           As security for the faithful performance by Tenant of all of the terms and conditions upon Tenant's part to be performed and for the payment of any damages to which Landlord may be entitled in the event of default by Tenant hereunder, Tenant has this day deposited with Landlord the sum of Twenty Eight Thousand Eighty Five and 00/100 Dollars ($28,084.50) (the "Security Deposit") which shall be applied to the first month’s rental. Should Tenant fail to occupy the Leased Space and Landlord fulfills its obligations per Paragraph 2 above, Landlord may retain said Security Deposit.

5.  ARCHITECTURAL FEES: New Century Bank has contracted directly with VPA to complete the required A & E Construction Documents upon the full execution of the Letter of Intent dated December 11, 2006.

6.  COMPLETION OF IMPROVEMENTS; REGULATORY APPROVAL; SPECIAL BANKING EQUIPMENT:

(a) Landlord will construct, in accordance with the attached plans prepared by Van Potteiger (“VPA”) with specifications noted by Landlord, at Landlord’s cost, all office improvements, excepting the Mini-Branch area. The Mini-Branch area will be constructed solely at Tenant’s cost and will be bid out by Tenant (or VPA) separately to contractors, including Landlord. Landlord will be given the opportunity by Tenant to match the low bid and be awarded the contract to construct the Mini-Branch area. In addition, Tenant is responsible for the cost and installation of the back up generator and any and all other specific or specialty tenant required design elements which will be for use by Tenant. Landlord will use building standard materials to construct the aforementioned office improvements, except the executive area as shown on the attached plans.

(b) If Landlord shall be unable to give possession of the Leased Space on or before April 1, 2007 by reason of the fact that improvements or alterations shall not have been sufficiently completed to make the Leased Space ready for occupancy or for any other similar or dissimilar reason, the monthly rental reserved and covenanted to be paid herein shall not commence until the possession of the Leased Space is given or the Leased Space is available for occupancy by Tenant, and no such failure to give possession on the date of commencement of the term shall in any way affect the validity of this Lease or the obligations of Tenant hereunder, nor shall same be construed in any way to extend the term of this Lease.  If permission is given to Tenant to enter into possession of the Leased Space prior to April 1, 2007, Tenant covenants and agrees that such occupancy shall be deemed to be under all the terms, covenants, conditions and provisions of this Lease, except as to the covenant to pay annual rental.  In such case such annual rental shall commence as specified in this Lease.  If Landlord shall fail to give Tenant possession of all the Leased Space on or before ~~July 1~~ September 30, 2007, Tenant shall have the option to terminate this Lease and in the event Tenant exercises such option, Landlord shall reimburse Tenant all of Tenant’s losses, costs and expenses in connection with this Lease, the Leased Space and any improvements or work commenced by Tenant prior to the date of such election.

(c)     Tenant shall indemnify and hold Landlord harmless from and against any losses, costs, damages, of claims or whatever nature which may arise out of or in connection with the compliance requirements ser forth in the Americans with Disabilities Act of 1990, as amended, relating to the design, renovation, alteration and/or construction in or about the Leased Space, constructed by Landlord at the request or direction of Tenant. This paragraph shall apply to Tenant’s Improvements as set forth in Exhibits “A” and “B” hereto, and to any subsequent modification or alteration of the Leased Space pursuant to subparagraph 11(c) of this Lease. This indemnification and hold harmless shall not apply to losses, costs, damages, or claims arising from the condition of the Leased Space as the same existed prior to the date of this Lease.

(d) Tenant’s obligations under this Lease shall be conditioned upon Tenant’s receipt from the Pennsylvania Department of Banking and the Board of Governors of the Federal Reserve System, on or before April 1, 2007, of any approvals required for Tenant to establish a fully staffed retail branch in the Leased Space and to relocate its executive and administrative offices to the Leased Space.  Tenant agrees to (i) initiate requests to each regulatory agency for any applicable approvals promptly after the signing of this Lease, (ii) pursue such approvals with all reasonable diligence, (iii) apprise Landlord from time to time upon request regarding the status of such approvals, and (iv) notify Landlord upon the approval or denial of any regulatory application.

(e) Landlord agrees that Tenant shall be permitted, subject to having obtained all necessary governmental approvals therefor, to construct, install, maintain, repair and replace from time to time each of the following (hereinafter referred to individually and collectively as “Special Banking Equipment”):

(i) In either an exterior wall of the Building or in an interior first floor lobby wall of the Building, in a location to be selected by Tenant subject to Landlord’s approval (such approval not to be unreasonably withheld, conditioned or delayed), a through-the-wall ATM accessible to customers, together with a vestibule or other exterior enclosure, and in either case with related signage and related security devices as desired by Tenant and permitted by applicable governmental authorities, and, if Tenant installs such an ATM Landlord and Tenant agree that the improvements and changes to the exterior wall to accommodate the ATM shall be deemed an “Identified Improvement” for purposes of this Lease.  Landlord agrees that the ATM equipment itself is a trade fixture and shall not be deemed an improvement or part of the Building or Leased Space.

(ii) In either an exterior wall of the Building or in an interior first floor lobby wall of the Building, in a location to be selected by Tenant subject to Landlord’s approval (such approval not to be unreasonably withheld, conditioned or delayed), a night depository box or slot accessible, at Tenant’s option (but subject to all necessary governmental approvals) from outside the Building or from the Building first floor lobby, respectively.

(iii) Within the Leased Space at a location of Tenant’s choosing, a through-the-wall ATM on the same terms and conditions as described in paragraph (i) above.

(iv) Within the Leased Space at locations of Tenant’s choosing, such teller counters or stations, safe deposit boxes and a safe or vault as Tenant may determine.

(v) Within the Leased Space at locations of Tenant’s choosing, and through and in such other portions of the Building and Land in such locations as Tenant may select subject to Landlord’s approval (such approval not to be unreasonably withheld, conditioned or delayed) (but not within any space leased by other tenants without the consent of the applicable tenant), such security and communications equipment, devices, lines and cables (subject to all necessary governmental approvals) as Tenant may determine to be desirable for its banking and financial services activities from time to time.

Tenant shall be exclusively responsible for the costs of installing, maintaining, repairing and replacing any and all Special Banking Equipment.  Notwithstanding any other provision of this Lease, all Special Banking Equipment shall remain Tenant’s sole personal property and shall not be deemed fixtures, and Tenant shall remove the same at the termination of this Lease, in which event Tenant shall pay any costs of removal and any resulting costs to restore the Building to its condition prior to such removal.

7.            COVENANTS OF LANDLORD:  Landlord will at no additional expense to Tenant beyond payments under paragraph 8(a):

(a)           Supply for normal office use, janitor and cleaning services (subject, however, to the provisions of Section 27 of this Lease), common area electricity and hot and cold water, all in amounts and at times consistent with similar services provided in first class office buildings in the Suburban Philadelphia area, but Landlord will not be liable for failure to supply such services for any cause beyond its control.  The Leased Space shall be each individually metered and directly billed for Tenant Electric. In addition, Tenant’s electrical usage for Tenant’s HVAC will be measured on the building house meter, and Tenant will additionally be billed for its proportionate share of building’s total HVAC and common area electric which shall be fifty percent.

(b)           Supply and maintain window blinds selected by Landlord for all outside windows;

(c)           Provide for Tenant five (5) parking spaces per 1,000 square feet of gross lease-able area of the premises (76 parking spaces). In addition, the Landlord will dedicate ten (10) parking spaces on the Land adjacent to the branch as New Century Bank customer parking. Additionally, a handicap space will be provided in a manner usable by van and wheelchair for New Century’s Chairman in a location adjacent to the north lobby office entrance to the building. Promptly after execution of this Lease, Landlord will consult with Tenant before finalizing any parking arrangements with third parties for the parking spaces that are part of the Gateway Building;

(d)           Maintain the Leased Space (including all standard plumbing and other fixtures, standard light bulbs, etc., except for damage caused by Tenant’s negligence), and the Building, including all common areas, systems, fixtures, etc., in good repair and condition at all times consistent with first class office buildings in the Suburban Philadelphia area;

(e)           Provide landscaping, snow and ice removal and appropriate maintenance of the grounds, walkways and driveways and parking areas in The Gateway Building;

(f)           Supply and maintain heating, air conditioning and utility equipment to the Leased Space; and

(g)           Cause the Building and Land to comply with all laws, including zoning laws and regulations.

8.           ADDITIONAL RENT:  Tenant will pay as additional rent (“Additional Rent”) at the times herein stated in this Lease (if no times are stated, then on the first day of the month after Landlord notifies Tenant of the amount of such Additional Rent):

(a)           Increases in the monthly Rent that result from application of the rent adjustment provisions set forth in the attached Exhibit “C”, subject to the following: In determining Operating Expenses, as defined in Exhibit “C”, for any calendar year or portion thereof during which less than ninety-five percent (95%) of the area of the Building shall have been occupied by tenants for more than thirty (30) days during such year, Operating Expenses shall be deemed for such year to be an amount equal to the like expenses which would normally be expected to be incurred had such occupancy of the Building been ninety-five percent (95%) throughout such year, as reasonably determined by Landlord.

(b)           Other Charges Due As Rent:  Tenant shall pay as additional rent any and all sums of money or charges (other than Base Rent) required to be paid by Tenant under this Lease, whether or not the same be designated “additional rent”.  This shall include all charges for any miscellaneous services, goods or materials furnished by Landlord at Tenant’s request which are not required to be furnished by Landlord under this Lease.  Tenant shall also pay as additional rent any and all sums which may become due by reason of the failure of Tenant to comply with each and every covenant, term or condition of this Lease and any default by Tenant or failure on Tenant’s part to comply with the terms, covenants and conditions of this Lease and with any obligation under the law.  If such amounts or charges are not paid when due, they shall nevertheless, be collectible as additional rent with any installment of rent thereafter falling due.  For the purpose of his Lease, all Base Rent plus all additional rent are sometimes hereinafter referred to collectively as “Rent”.

(c)           Late Charge:  Landlord may charge a late charge of five percent (5%) of any amounts owed to Landlord pursuant to this Lease which are not paid within ten (10) days of the date when such payment is due.  Such late charge is designed to compensate Landlord for expenses incurred in handling such delinquencies, and is not to be deemed a penalty.  Landlord’s failure to impose such a late charge in any particular case shall not be deemed a waiver of Landlord’s right to do so in any future case.

9.             COVENANTS OF TENANT:  Tenant will:

(a)           Pay to Landlord all amounts due as Rent and Additional Rent;

(b)           Keep the Leased Space in good order and repair, reasonable wear and tear excepted;

(c)           Surrender the Leased Space at the end of the term of this Lease in the same condition in which Tenant has agreed to keep it during the term hereof;

(d)           Be responsible (except to the extent provided in Section 13) for repairs and replacements to the Leased Space and the Building made necessary by reason of damage thereto caused by Tenant or its agents, servants, invitees or employees;

(e)           Comply with all laws and enactments and regulations of any governmental authority relating or applicable to Tenant's occupancy of the Leased Space, and hold Landlord harmless from all consequences for failure to do so;

(f)           Promptly notify Landlord of any damage to or defects in the Leased Space, and of any injuries to persons or property that occur therein;

(g)           Pay for any alterations, improvements or additions to the Leased Space, other than those referred to in Section 6, made by or for Tenant, and not allow any lien to attach to the Building or Tenant's estate in the Leased Space;

(h)           Comply with all requirements and recommendations of Landlord's and Tenant's respective insurance carriers relating to layout, use and maintenance of the Leased Space; and,

(i)           Comply with the rules and regulations hereinafter contained.

(j)           Certify, without charge, at any time and from time to time hereafter, within ten (10) days after request by Landlord or any Mortgagee, by a written instrument duly executed and acknowledged:  (a) ratifying this Lease; (b) confirming the commencement and expiration dates of the term of this Lease; (c) certifying that Tenant is in occupancy of the Leased Space, and that this Lease is in full force and effect and has not been modified, assigned, supplemented or amended except by such writings as shall be stated; (d) certifying that all conditions and agreements under this Lease to be satisfied or performed by landlord have been satisfied and performed except as shall be stated; (e) certifying that Landlord is not in default under this  Lease and there are no defenses or offsets against the enforcement of this Lease by landlord, or stating the defaults and/or defenses claimed by Tenant; (f) reciting the amount of advance Rent, if any, paid by Tenant and the date to which such Rent has been paid; (g) reciting the amount of security deposited with Landlord, if any; and (h) any other information which Landlord or the mortgagee shall require.

10.           NEGATIVE COVENANTS OF TENANT:  Tenant will not:

(a)           Damage the Leased Space or any other part of the Building, or use any part of the Building not designated for use by Tenant except as such right is given in a writing other than this Lease;

(b)           Bring into or permit to be kept in the Leased Space any dangerous, explosive or obnoxious substances;

(c)           Have property of substantial size or quantity delivered to or removed from the Leased Space without first making arrangements reasonably satisfactory to Landlord;

(d)           Voluntarily or involuntarily assign, mortgage, or pledge this Lease or the estate created by this Lease or Sublet or otherwise permit use or occupancy by anyone other than Tenant, or Tenant’s third party vendors, of all or any part of the Leased Space.  Should Tenant commit any of the above actions listed in this paragraph Landlord at its option may at any time terminate this Lease and give Tenant one hundred eighty (180) days to vacate the Leased Space.

11.           TENANT'S ACTIONS REQUIRING LANDLORD'S CONSENT:

Without the prior written consent of Landlord, whose consent will not be unreasonably withheld, conditioned or delayed, Tenant will not, except as permitted under this Lease:

(a)           Make any use of the Leased Space other than that described in Section 1;

(b)           Voluntarily or involuntarily assign, mortgage, or pledge this Lease or the estate created by this Lease or Sublet or otherwise permit use or occupancy by anyone other than Tenant, or Tenant’s third party vendors, of all or any part of the Leased Space;

(c)           Make alterations, improvements, or additions to the Leased Space that affect the structure, common areas, common building systems, roof, or exterior (all such alterations, improvements, or additions will belong to Landlord and remain in the Leased Space at the end of this Lease except that if Landlord asks that any of them be removed, Tenant, prior to termination of this Lease, will do so and will restore or repair any damage to the Leased Space caused by such installation or removal, all at Tenant’s expense);

(d)           Do anything that would result in the cancellation or suspension in the premium of any fire or other insurance policy carried by Landlord, or result in any increase in premiums unless Tenant reimburses such premium;

(e)           Bring any property subject to a security interest into the Leased Space without the written consent of Landlord, subject to the waiver attached to this Lease as Exhibit "D".

12.           ADDITIONAL RIGHTS OF LANDLORD:  Landlord may at reasonable times inspect the Leased Space, show it to prospective tenants during the last 180 days of the original or any extended term, and alter, improve, repair or add to it to the extent that Landlord determines to be necessary for the protection and maintenance of the Leased Space or other parts of the Building and shall have access to the Leased Space for all such purposes and to exercise any other rights or obligations hereunder.  Landlord may enter only on reasonable prior notice, and subject to reasonable restrictions relating to bank security and customer information privacy.

13.           LOSS, DAMAGE OR INJURY:  Tenant will be responsible for and hereby relieves Landlord from and indemnifies Landlord against all liability by reason of any injury, damage or loss to any person or property that occurs in the Leased Space or in any common area of the Building when caused by the negligence of Tenant, its agents employees, or invitees, except for injury, damage or loss which results from the negligence of Landlord, its agents, ~~or~~ employees, or invitees.  Tenant will maintain in force, and at Landlord's request will produce evidence of general public liability insurance’’.

Notwithstanding any other provision herein, Landlord and Tenant hereby release each other, to the extent of the releasing party's insurance coverage, from liability for loss or damage to the property of the party granting such release, even if the loss or damage occurred through the negligence of such other party or its agents, servants, invitees or employees, provided that this release shall be effective only with respect to loss or damage occurring during such time as the relevant insurance policy of the party granting such release contains a clause to the effect that this release does not affect such policy or the right of the insured to recover thereunder.  Each party will use its best efforts to cause its policies of insurance to contain such a clause, but if an additional premium is charged for such waiver, the party benefiting therefrom, if it desires to have the waiver, will pay to the other the amount of such additional premium promptly upon being billed therefor.

14.           RESTORATION OF DAMAGE:  If the Leased Space is damaged by fire or other casualty:

(a)           Landlord will restore the Leased Space (but not Tenant's property located therein) with reasonable promptness at Landlord's expense, except that Tenant may be liable for restoration costs under Section 9(e) unless:

(b)           The damage to the Building is so extensive that Landlord, in its sole discretion, determines not to restore it, or Landlord decides not to restore because the costs of restoration exceed the amount of insurance proceeds recovered by Landlord and not otherwise required to be applied by Landlord's mortgagee, in either of which events Landlord will so notify Tenant within sixty (60) days after the occurrence of such casualty and upon such notice this Lease will terminate; or

(c)           Promptly upon Tenant’s request, and in any event within 30 days after the damage, Landlord will give Tenant a written estimate of how long restoration of the damage will take; such estimate shall be reasonable.  If Landlord estimates that restoration will take more than One Hundred  Fifty (150) days from the date of occurrence of damage, or if restoration does in fact take more than One Hundred Fifty (150) days, Tenant may, by written notice to Landlord, terminate this Lease.

Landlord will not be liable to Tenant for any interruption in use of the Leased Space that results from damage to any part of the Building, but Rent and Additional Rent will be proportionately suspended during any period of time when any substantial part (or all) of the Leased Space is untenantable.

15.           CONDITION OF LEASED SPACE:  Landlord leases the Leased Space in its condition when the term of this Lease begins and without any representation with respect to it or any duty to repair or alter it, except that Landlord represents that the major mechanical and structural systems are in good repair and working order upon occupancy.

16.           DEFAULT BY TENANT:  If Tenant does one or more of the following:

(a)           Fails to pay within ten (10) days after same due all amounts due hereunder;

(b)           Takes any action prohibited hereunder, or takes any action requiring prior written notice by Tenant without giving Landlord such notice;

(c)           Fails to perform any of its other obligations hereunder within thirty (30) days after written notice of any such failure has been given by Landlord; or

(d)           Becomes insolvent, makes an assignment for the benefit of creditors, files or has filed or has filed against it a petition in bankruptcy, bill in equity, or other proceeding for the appointment of a receiver or trustee for its property, or if proceedings for reorganization or composition with creditors under any law is instituted by or against Tenant;

Then Landlord will have the right to do once or more often any one or more of the following:

(a)           Declare due and payable and sue to recover all unpaid Rent and Additional Rent and all Rent for the unexpired term of this Lease and all costs, commissions, and damage provided or permitted by law;

(b)           Declare this Lease ended;

(c)           Lease all or any part of the Leased Space to any other person with or without first altering the same;

(d)           All of the remedies hereinbefore given to Landlord and all rights and remedies given to it by law and equity shall be cumulative and concurrent.  No determination of this Lease or the taking or recovering of the Leased Space shall deprive Landlord of any of its remedies or action against Tenant for Rent or Additional Rent due at the time or which, under the terms hereof, would in the future become due as if there has been no determination, or for sums due at the time or which, under the terms hereof, would in the future become due as if there has been no determination, nor shall the bringing of any action for Rent or Additional Rent or breach of covenant, or the resort to any other remedy herein provided for the recovery of Rent or Additional Rent be construed as a waiver of the right to obtain possession of the Leased Space.  In any action commenced by Landlord in exercise of any remedies provided hereunder Landlord shall be entitled to recover its actual attorneys fees expended in such action or such specific attorneys commission as is otherwise specified herein.

17.           CONDEMNATION:

(a) If any part of the Leased Space shall be taken or condemned for a public or quasi-public use, and it would be reasonable for Tenant to conduct in the remaining space all operations previously conducted in the Leased Space substantially as conducted before the taking, this Lease shall, as to the part so taken, terminate as of the date title shall vest in the condemnor, and the Rent and Additional Rent payable hereunder shall be adjusted so that Tenant shall be required to pay for the remainder of the Lease term only such portion of such Rent and Additional Rent as the number of square feet in the part remaining after the condemnation bears to the number of square feet in the entire Leased Space at the date of condemnation; but in such event Landlord shall have the option to terminate this Lease, as to the part so condemned only, as of the date when title to the part so condemned vests in the condemnor.

(b) If (i) all the Leased Space be taken or condemned, or (ii) such part thereof be taken or condemned so that it would not be reasonable for Tenant to conduct within the remaining space all operations previously conducted in the Leased Space substantially as conducted before the taking, or (iii) if due to the condemnation or taking the remaining portion of the Leased Space must be repaired or restored in order for Tenant to continue to conduct operations substantially as conducted before the taking and Landlord fails to repair or restore the Leased Space at Landlord’s expense within 120 days following the date that Tenant’s operations are first adversely affected, then in any such event Tenant shall have the option to terminate this Lease by written notice to Landlord of Tenant’s exercise of such option, and on the giving of such notice to Landlord by Tenant this Lease shall terminate.  If a part or all of the Leased Space be taken or condemned, all compensation awarded upon such condemnation or taking shall go to the Landlord and Tenant shall have no claim thereto, and Tenant hereby expressly waives, relinquishes and releases to Landlord any claim for damages or other compensation to which Tenant might otherwise be entitled because of any such taking or limitation of the leasehold estate hereby created and irrevocable assigns and transfers to the Landlord any right to compensation or damages to which Tenant may be entitled by reason of the condemnation of all or a part of the Leased Space or the leasehold estate.  Notwithstanding any other provision of this Lease, Tenant shall be exclusively entitled to any relocation damages caused to Tenant by any condemnation or taking.

18.           SUBORDINATION:  This Lease shall be subject and subordinate at all times to the lien of any mortgages in any amount or amounts whatsoever now or hereafter placed on or against the land and Building or either thereof, or on Landlord's interest or estate therein, or portion thereof, without the necessity of the execution and delivery of any further instruments on the part of Tenant to effectuate such subordination; provided, however, that so long as Tenant is not in default, the terms of this Lease shall not be affected by termination proceedings in respect to any ground or underlying lease or foreclosure or other proceedings under any such mortgages, Tenant hereby agreeing, at the written request of the foreclosing mortgagee or purchaser of the mortgaged premises in such foreclosure or other proceedings, to attorn to such mortgagee or purchaser or, at such mortgagee's or purchaser's option, to enter into a new lease for the balance of the Lease term upon the same terms and provisions as are contained in this Lease.  Notwithstanding and foregoing, Tenant shall execute and deliver upon demand, such further instrument or instruments evidencing such subordination of this Lease to the lien of any such mortgage or mortgages on terms consistent with the foregoing provisions and otherwise reasonable in form and substance.

19.           EXTENSION OF TERM; WAIVER:  This Lease will end at the conclusion of the Initial Term stated in Section 1 unless Tenant shall have exercised its option(s) to extend the term of this Lease as described in Paragraph 29 and Exhibit “E”.  In the event Tenant shall have exercised either extension option, this Lease will end at the conclusion of the last Renewal Term for which Tenant shall have exercised its extension option.  However, whether or not Tenant shall have exercised either or both of its options to extend the term of this Lease, the term of this Lease may be extended in the manner provided in the following subsections (a) and (b):

(a)           Either party may, at least one hundred eighty (180) days before the end of the current term notify the other that it wishes to renew this Lease for an additional period of time stated in such notice (such period is also referred to herein as a “"Renewal Term"), and such a notice from Landlord of its intent to renew may specify new terms and conditions for the Renewal Term.  This paragraph (a) shall only apply if Tenant shall have failed to exercise an option to extend as set forth in Exhibit “E” and such option shall have expired, or if the last Renewal Term provided for in Exhibit “E” is about to expire.

(b)           If either party has given a timely notice of intention to renew pursuant to subsection (a), then the other party shall have the period of thirty (30) days within which to notify the renewing party whether or not such other party elects not to continue this Lease for the Renewal Term, but absent such timely responsive notice from such other party to the renewing party, this Lease will be continued for the Renewal Term upon the original terms and conditions of this Lease, as modified only by the new terms and conditions, if any, contained in Landlord's notice of intent to renew.

(c)           Tenant waives, to the extent permissible under law, all rights to any notice to quit the Leased Space at the termination of this Lease, whether on conclusion of the original term or any renewal thereof or earlier termination following a default by Tenant.

20.           NOTICES:  All notices hereunder to be effective must be in writing and delivered at or sent registered or certified mail to Landlord at its principal office at, Gateway Partnership, LLC, 100 French Creek Parkway, Phoenixville, PA 19460, Attention: Mr. John MacPhee, and to Lieberman Earley & Company, Agent, 485 Devon Park Drive, Suite 100, Wayne, PA  19087, Attention: Mr. John E. Lieberman, and to Tenant at New Century Bank, 513 Kimberton Road, Phoenixville, PA 19460. Attention: James W. McKeighan, III, President, or at such other address as either party  may hereafter give the other for such purpose.  Notices will be deemed to have been given when so delivered or mailed.

21.           DELAYS IN EXERCISING RIGHTS:  No delay or omission by Landlord or Tenant in exercising any right upon any default by the other will impair any such right or be construed as a waiver of any such default or an acquiescence in it.  No waiver of any default will affect any later default or impair any partial or full exercise of any right by Landlord or Tenant will preclude other or further exercise thereof.

22.           PARTIES BOUND, ETC.:  This Lease will bind and inure to the benefit of (a) Landlord, its successors and assigns, and (b) Tenant and such of its successors and assigns as are  permitted under this Lease or approved by Landlord pursuant to Section 10 (d).

23.           HAZARDOUS SUBSTANCES:

(a)           Tenant shall not use in any way, or permit or suffer the use of the Leased Space or any part thereof, to either directly or indirectly prepare, produce, generate, manufacture, refine, treat, transport, store, maintain, handle, dispose of, transfer or process any Hazardous Substance as defined herein, (other than activities as are normally associated with banking, financial services and commercial office activities all in accordance with applicable laws and regulations), unless it has received the prior written consent of Landlord, which may be withheld.  Such written consent, if granted by Landlord, shall be a modification of this Lease.  Tenant agrees to reimburse Landlord for Landlord's actual, reasonable attorneys’ fees and/or environmental consulting fees and costs incurred in reviewing, negotiating and drafting any modification to this Lease as provided by this paragraph.  Any substance which Landlord permits Tenant to treat, store, transfer or dispose of must be done in strict compliance with any and all federal, state, county or municipal statutes or laws now or at any time hereafter in effect, including but not limited to, The Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. Section 1801 et seq.), The Resource Conservation and Recovery Act (42 U.S.C. Section 6901 et seq.), The Federal Water Pollution Control Act (33 U.S.C. Section 1251 et seq.), the Clean Air Act (42 U.S.C. Section 7401 et seq.), The Toxic Substances Control Act, as amended (15 U.S.C. Section 2601 et seq.), and The Occupational Safety and Health Act (29 U.S.C. Section 651 et seq.), as these laws have been amended or supplemented.

If any Hazardous Substance is used, stored, generated or disposed of on, in or about the Leased Space by Tenant, except in accordance with this lease or pursuant to Landlord's written consent, or if any part of the Leased Space becomes contaminated in any manner for which Tenant is legally liable, then Tenant shall indemnify and hold Landlord harmless from any and all claims, damages, fines, judgements, penalties, costs, liabilities and/or losses (including, without limitation, a decrease in value of the Leased Space, damages caused by loss or restriction of rentable or useable space, damages caused by adverse impact on marketing of space, and any and all sums paid for settlement of claims, reasonable attorneys fees and expert fees) arising during or after the Lease Term and arising in connection with such Hazardous Substance or contamination.  This indemnification includes, without limitation, any and all costs incurred because of any investigation of the site or any cleanup, removal or restoration mandated or conducted by or on behalf of any federal, state or local agency or political subdivision.  Without limitation of the foregoing, it Tenant causes or permits the presence of any Hazardous Substance in the Leased Space and that results in contamination, Tenant shall promptly, at its sole expense, take any and all necessary or appropriate actions to return the Leased Space to the condition existing prior to the presence of any such Hazardous Substance.  Tenant shall first obtain Landlord's written approval for any such remedial action.

(“)           "Hazardous Substance" means any pollutant, contaminant, toxic or hazardous waste, dangerous substance, potentially dangerous substance, noxious substance, toxic substance, flammable, explosive, radioactive material, asbestos, PCBs or any other substances the removal of which is required, or the manufacture, preparation, production, generation, use, maintenance, treatment, storage, transfer, handling or ownership of which is restricted, prohibited, regulated or penalized by any and all federal, state, county or municipal statutes or laws now or at any time hereafter in effect, including but not limited to, The Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. Section 9601 et seq.), The Hazardous Liability Act (42 U.S.C. Section 9601 et seq.), The Hazardous Materials Transportation Act (49 U.S.C. Section 1801 et seq.), The Resource Conservation and Recovery Act (42 U.S.C. Section 6901 et seq.), The Federal Water Pollution Control Act (33 U.S.C. Section 1251 et seq.), the Clean Air Act (42 U.S.C. Section 7401 et seq.), The Toxic Substances Control Act, as amended (15 U.S.C. Section 2601 et seq.), and The Occupational Safety and Health Act (29 U.S.C. Section 651 et seq.), as these laws have been amended or supplemented.

(c)            Landlord represents and warrants to Tenant that, to the best of Landlord's knowledge, information and belief, as of the date of execution of this Lease and date of occupancy, the following:

(i)    The Building and the Leased Space are in compliance with applicable federal, state and local laws, regulations or ordinances regarding Hazardous Substances and other forms or pollution, as defined in federal, state, or local laws;

(ii)   There are no current, threatened or pending claims, administrative proceedings, judgements, declarations or orders relating to the presence of Hazardous Substances or other forms of pollution on, in or under the Building and/or Leased Space;

(iii)   No Hazardous Substances nor other forms of pollution have been released, introduced, spilled, dumped, buried, discharged or disposed of on, in or under the property, nor are any such materials presently in storage in or on the Building and/or Leased Space.

Landlord will indemnify Tenant against any and all liability, loss, cost and expense (including without limitation attorneys fees and expenses of litigation) that Tenant may suffer or incur by reason of the failure of the Leased Space, the Building and the Land to comply with the conditions described in clauses (i), (ii) and (iii) above.  The provisions of this indemnity will survive the modification and termination of this Lease.

24.           ADA:   The Landlord represents and warrants to Tenant that the common areas of the building and land are compliant with ADA and corresponding state laws and regulations and  (see Exhibit “F”).

25.           SIGNAGE:   Tenant shall be permitted to install signage at its south Mini- Branch entrance, at Tenant’s cost, subject to Landlord’s reasonable approval.

Tenant shall be permitted to install signage for Tenant’s name and/or logo (as Tenant may determine) on the exterior of the Building, at Tenant’s cost, subject to Landlord’s approval and any municipal requirements and codes. Tenant shall be responsible for securing all required approvals and permits for said signage.

26.           BROKERAGE COMMISSION: Landlord is responsible for the cost in accordance with a separate agreement with Lieberman Earley & Co., the sole broker in the transaction.

27.           CONFIDENTIALITY; JANITORIAL SERVICES:

(a) Landlord shall, and shall cause any of its agents (including without limitation any janitorial or cleaning services suppliers) who or which may enter the Leased Space or otherwise deal with information relating to Tenant or Tenant’s customers to, execute written confidentiality agreements in favor of Tenant in a form reasonably required by Tenant, to protect the confidentiality and security of information relating to Tenant and its customers and the security of Tenant’s information systems at or accessible from the Leased Space.  The execution of such a confidentiality agreement shall be a condition to Tenant’s obligation to permit access to the Leased Space to any person or entity obligated under this Section to execute such an agreement.

(b) In the event that any person or entity providing janitorial or cleaning services for or on behalf of Landlord, or any other providing services to the Leased Space, either (i) fails to execute the required confidentiality agreement, or (ii) fails to comply with any confidentiality agreement, then and in such event Tenant shall be entitled to demand that Landlord terminate the services provided by such person or entity for the Leased Space, and Tenant shall be entitled and authorized to engage its own agents or contractors to provide such services.  In the event Tenant does so, then:  (i) Tenant shall have no obligated to reimburse Landlord for any portion of any Operating Expenses attributable to such services thereafter, (ii) all costs and expenses incurred directly or indirectly by Landlord or any third party engaged by Landlord for such services shall be eliminated from “Operating Expense” before applying the provisions of Exhibit C to calculate Tenant’s obligations for additional rent for “Operating Expenses,” and (iii) Tenant shall be responsible for all the costs and expenses of the provision of such services to the Leased Space by Tenant’s agents or contractors.

28.           STORAGE OF MODULAR FURNITURE:  Landlord agrees to permit Tenant to store its modular furniture in an area designated by Landlord in the Gateway Building prior to Tenant’s occupancy. Tenant herby releases Landlord from any liability in regard to said modular furniture including the delivery, storage and installation.

29.           OPTIONS TO RENEW: Tenant shall have two, six year options to renew this Lease as stated in Exhibit “E” below.

30.           TENANT’S EXISTING LEASE:   Upon occupancy by Tenant in the Gateway Building, Landlord will take over responsibility for the base rental payments of Tenant for the remaining balance of the lease at Tenant’s current location in accordance with Exhibit “G” below.

31.           OPERATIONS CENTER: Landlord and Tenant agree to the terms of the letter dated December 11, 2006 and attached as Exhibit “H”.

32.           CHESTER COUNTY – HUD REQUIREMENTS: Tenant herby acknowledges that the Landlord has participated in the HUD BEDI (Brownfield Economic Development Initiative) and 108 Loan program in the development of the Gateway Building and that the Landlord has the following obligations,

(a) The Landlord/Developer shall operate the project (The Gateway Building) in such a manner as to comply with 24 CFR section 570.208(a) (4) with respect to job creation or retention activity for low and moderate income persons. Such activity must be designed to create or retain permanent jobs for at least fifty-one percent of the jobs, computed on a full-time equivalent basis and involve the employment of low and moderate income persons,

(b) The Landlord/Developer shall comply with all HUD requirements related to the aforesaid job creation or retention activity, as set forth in the HUD Documents, as well as the pertinent regulations set forth in 24 CFR section 570, Subpart M,

(c) The Landlord/Developer shall operate the project (The Gateway Building) in accordance with 24 CFR section 570.208 (a) (4) (iii), jobs that are not held or filled by low or moderate income persons may be considered to be available to low or moderate income persons only if 1) Special skills that can only be acquired with substantial training or work experience or education beyond high school are not a prerequisite to fill such jobs, or any entity or individual leasing space agrees to hire unqualified persons and provide training and 2) Landlord/Developer takes actions to ensure that low and moderate income persons receive first consideration for filling such jobs. In accordance with 24 CFR section 570.208(a) (4) (i), (iv) and(v), fifty one percent of the jobs created will be held by, or will have been made available to, low and moderate income persons. An individual will be presumed to be a low or moderate income person if he or she resides within the census tract that meets the requirements of 24 CFR section 570,208 (a) (4) (v) or where the property is located within a census tract that meets the requirements of 24 CFR section 570,208 (a) (4) (v).

(d) The Landlord/developer will comply with the reporting procedures and requirements of Chester County’s Economic Developing Monitoring Package.

Tenant shall cooperate with the Landlord and provide such employment information to the Landlord as shall be required for the Landlord to complete the required County documentation.

33.           RIGHT OF FIRST REFUSAL:

(a) The parties are contemporaneously herewith entering into a Right of First Refusal Agreement in the form attached to this Lease as Exhibit “I” (the “Right of First Refusal Agreement”), to be filed of public record promptly hereafter, with respect to Tenant’s rights in the event of a proposed sale of the Land or Building.

(b) In the event that this Lease is assigned by Tenant to anyone other than an affiliate under common control with Tenant, the Right of First Refusal Agreement shall automatically terminate.

34.           MISCELLANEOUS:  "Landlord" means the Landlord named herein irrespective of the pronoun used with respect to the term, and all persons acting for it.  "Tenant" means all names which appear before the term at the beginning hereof, irrespective of the pronoun used with respect to the term.  This Lease contains the entire agreement of Landlord and Tenant except for any changes and additions to rules and regulations pursuant to Section 9(i), and is subject to change only by a writing referring to this Lease and executed by both parties.

IN WITNESS WHEREOF, and intending to be legally bound hereby, Landlord and Tenant, each by their duly authorized officers or representatives, have executed this Agreement on the day and year first above written.

TENANT:	LANDLORD:
NEW CENTURY BANK	GATEWAY PARTNERSHIP, LLC

BY: /s/ James W. McKeighan, III	BY: /s/ Walter J. Logan, Jr.
James W. McKeighan, III	Walter J. Logan, Jr.
President	President and CEO

ATTEST:	ATTEST:______________________

RULES AND REGULATIONS COVERING USE
OF LEASED SPACE UNDER THIS LEASE
(Constituting a part of this Lease as stated in Section 9(i))

1.
Without the Landlord’s prior permission, the Building entries or sidewalks shall not be obstructed by any of the tenants, or used by them for any other purpose than for ingress and egress from and to their respective offices.

2.
The floors, windows, doors and transoms that reflect or admit light in passageways, or into any place in said Building shall not be covered or obstructed by any of the tenants.  The toilet rooms, water closets, and other water apparatus shall not be used for any purpose other than those for which they were constructed.

3.	Except for signs permitted under this Lease, nothing shall be placed by the tenants, or their employees, on the outside of the Building or on the windows, window sills or projections.

4.
If a tenant desires to introduce signaling, telegraphic, telephonic or other wires and instruments, Landlord will direct the electricians as to where and how the same are to be placed. Landlord shall in all cases retain the right to require the placing and using of such electrical protecting devices to prevent the transmission of excessive currents of electricity into or through the Building and to require the hanging of wires and of their placing and arrangement as Landlord may deem necessary.  In all of the foregoing, Landlord shall act reasonably in restricting any locations proposed by Tenant.

EXHIBIT A

EXHIBIT B

To Lease dated _____________________, Between GATEWAY PARTNERSHIP, LLC (“Landlord”) and NEW CENTURY BANK (“Tenant”).

Landlord will at its expense prior to commencement of the term of the Lease complete the following building standard work with building standard materials in the Leased Space, all in good and workmanlike manner:  Any work done in excess of the improvements described in Section 6 above shall be done at the cost of the Tenant, and payments for such work shall be made to Landlord upon occupancy of the Leased Space.

Tenant will furnish complete and detailed written information or drawings on or before December 21, 2006 for the following items:

-	partition locations and type
-	door locations, sizes and type
-	lighting plan for space
-	location of electrical outlets and telephone outlets
-	specific plumbing requirements, if any, including plans and sections
-	decorative plans, including paint schedule, and wall coverings
-	any other requirements.

If Tenant fails to furnish the information of drawings above referred to by the specified date, Tenant will bear any additional expense thereby occasioned to Landlord, and any date by which Landlord shall have agreed to complete such work and give occupancy to Tenant shall be automatically extended for a time period equal to such delay.  If Tenant shall delay for more than ten (10) days in meeting the specified date, or shall make changes in its plans which in Landlord’s judgment reasonably exercised will delay completion of the work for more than ten days, Landlord may at its option, insist that Tenant begin payment of rent upon the commencement date of the Lease even though alterations are unfinished.

Tenant shall be permitted access to the Premises during the fitout process to review and inspect the progress of fitout work, provided that Tenant is either accompanied by Landlord or a representative of Landlord and further provided that Tenant does not interfere with the fitout process.  Additionally, Tenant and Tenant’s contractors shall be permitted access to the Premises to install additional improvements which are outside the scope of the fitout process referenced above (for items such as, but not limited to, cabling, phone systems, etc.).  The access rights of Tenant and its contractors shall be subject to coordination with the general contractor’s scheduling and such access rights shall be enjoyed in a manner which shall not interfere with the general contractors and its scheduling.  Additionally, all provisions herein relating to Tenant improvements including, but not limited to, Tenant’s obligation to save and hold harmless Landlord of, from, and against mechanics’ liens, shall apply with respect to these improvements.  Upon substantial completion of the fitout work, Tenant and Landlord (or a representative of Landlord) shall conduct a walk-through of the Premises and, if necessary, prepare a punch list of items which require completion or correction, and such completion and correction shall, if at all possible, be addressed by the Contractor within thirty (30) days of the punch list.

EXHIBIT C

To Lease Dated _____________, Between GATEWAY PARTNERSHIP, LLC.      ("Landlord") and NEW CENTURY BANK ("Tenant").

Tenant shall pay as Additional Rent its proportionate share of any increase in Operating Expenses incurred by Landlord during the term of this Lease in operating the land and buildings in The Gateway Building, 100 French Creek Parkway, Phoenixville, Pennsylvania 19460 ("the Land and Buildings") of which the Leased Space is a part.

The amount of Additional Rent, if any, due hereunder shall be determined in the following manner:

During each calendar year thereof (pro-rated for any period less than one year), Tenant shall pay to Landlord as Additional Rent, promptly upon being billed therefore, an amount equal to (1) the excess of the Operating Expense for such calendar year over $163,033.50 (or 31,054 rentable square feet multiplied by $5.25 per square foot) multiplied by (2) that percentage which is derived by dividing the number of rentable square feet leased by Tenant (15,298) by the total amount of square feet of rentable square feet (31,054) of which the Leased Space is a part.  That percentage is (49.3%).  "Operating Expenses" as used herein means expenses, costs and charges incurred for the operation, maintenance, repair, capital investments and improvements of the Land and Buildings; modification of the Land and Buildings as and when required to bring the same into compliance with any local, state or federal rule, regulation or law, whether presently in effect or enacted in the future, within that phase of The Gateway Building, 100 French Creek Parkway, Phoenixville, Pennsylvania 19460 of which the Leased Space is a part, and shall include, but not be limited to:

(a)
wages and salaries, and taxes imposed upon employers with respect thereto (including social security, old age, unemployment insurance, and disability insurance), fringe benefits (including without limitation vacation, holiday and other proper allowances);

(b)
costs of utilities, services and supplies by whoever performed or furnished; cost of electricity consumed by lighting fixtures and power appliances and equipment used for lighting of common and service areas and operation of equipment, services and facilities supplied by Landlord;

(d)
real estate taxes, assessments, and other governmental and public assessments assessed upon the Land and Buildings, or arising in connection with the use, occupancy or possession thereof, or any interest therein, including but not limited to real property taxes, municipal authority assessments, and highway improvement assessments, if any.

(e)	water rents and sewer rents;

(f)
cost of all insurance.  No charge for insurance shall be included that reflects an increase in premiums due to an act or omission of any of the tenants of the Buildings for which Landlord is reimbursed by such tenants;

(g)	accounting, bookkeeping, legal and management fees.

All expenses to be taken into account pursuant to this Section shall be "net" only and for such purpose shall be deemed reduced by the amounts of any insurance or other reimbursement, recoupment, payment discount, credit reduction or allowance received by Landlord in connection with such expenses.

On account of the Additional Rent payable, Tenant shall pay to Landlord on the first day of each month during the term hereof in advance one-twelfth (1/12) of the amount Landlord estimates will be due hereunder for the current year.  After the end of such year, Landlord shall render a bill to Tenant for the actual amount of the Additional Rent, and, within twenty (20) days thereafter, Tenant will pay any additional amount shown to be due by said statement, or Landlord will credit any overpayment by Tenant against payments thereafter to become due by Tenant pursuant to this Section and the other terms of this Lease.

All sums payable hereunder by Tenant, or which are at the expense of Tenant, are deemed and considered to be Rent, and, if not paid, Landlord shall have with respect thereto all the rights and remedies provided for herein and by law for the nonpayment of Rent.

Tenant's obligation to pay its proportionate share of any increases in Operating Expenses for the calendar year in which this Lease terminates shall survive termination of this Lease.

EXHIBIT D
LANDLORD'S WAIVER

For value received, and intending to be legally bound, the Undersigned, owner of the entire fee of certain premises situated at The Gateway Building, 100 French Creek Parkway, Phoenixville, Pennsylvania 19460 (the "Premises") now under lease to   ("Borrower"), pursuant to the terms of that certain lease dated  ; (the "Lease"), does hereby agree to subordinate in favor of   (hereinafter referred to as "Bank"), its successors and assigns, all right, title and interest which Undersigned may have in and to the personal property of the Borrower located within the Premises (the "Personal Property") in which Bank now or hereafter has a security interest pursuant to a Loan and Security Agreement or other documents between Borrower and Bank, and pursuant to any modification, extension or amendment involving the indebtedness owed by Borrower to Bank and secured by such personal property.

Undersigned consents to the location of the personal property of the Premises and hereby authorizes and empowers Bank, its lawful attorneys, agents and employees, to enter upon the Premises and remove the personal Property at any time.  Undersigned agrees that notwithstanding any terms of the Lease or of any amendments, modifications, extensions or renewals thereof, or any contrary intent that may be expresses by the Borrower, or that may otherwise be implied by law, the Personal Property is not and shall not be deemed to be part of the real estate but shall at all times be considered personalty unless permanently affixed to the real estate.  Undersigned further agrees that the Personal Property shall not be subject to levy and sale on distress for nonpayment of any rent now due or which may hereafter become due Undersigned, and hereby releases all right, title and interest which Undersigned may have in and to said personal property.

The Undersigned represents and warrants, which representation and warranty is being relied upon by Bank in making certain loans to Borrower, that the Undersigned is authorized to make and deliver this Subordination and further, to the best of Undersigned's knowledge Borrower is not in default under the Lease and that the Lease is in full force and effect.

This instrument shall bind Undersigned's personal representatives, successors and assigns, and shall inure to the benefit of Bank, its successors and assigns.

Witness the due execution this __ day of __, 2006.

BY:______________________________________

Attest:____________________________________

EXHIBIT E

Tenant, provided it is not in default hereunder, shall have two (2) options to renew this Lease upon the same terms and conditions, except for the rent as hereinafter set forth, for  additional terms of six (6) years each (each, a “Renewal Term”), commencing the first day of the month next following the last day of the original or previous term hereof, upon giving at least one hundred eighty (180) days prior written notice thereof to Landlord.

The annual rental payable by Tenant during the renewal term as aforesaid shall be the same as during the initial term except that the said rental shall be increased by the percentage of increase, if any, that has taken place in the Consumer Price Index between the month immediately preceding the commencement of the original term hereof and the month immediately preceding the commencement of the renewal term.

The “Consumer Price Index” shall be defined for the purposes hereof to be the “Consumer Price Index for Urban Wage Earners and Clerical Workers for Philadelphia, PA – NJ, All Items-Series A, using the 1982-84 average of 100 as the basis of calculation”, published by the Bureau of Labor Statistics, United States Department of Labor.  If the base for such Index is so changed that 1982-84 prices are no longer taken as representing 100, an appropriate adjustment will be applied to the published indexes so as to relate them to the aforesaid base in which the 1982-84 prices are no longer taken as representing 100.  In the event the Consumer Price Index (or successor or substitute thereof) is not available, a reliable governmental or other non-partisan publication evaluating the information theretofore used in determining the Consumer Price Index shall be used for the computations herein set forth, but if there shall be a dispute between Landlord and Tenant as to the basis to be employed in lieu of said Index, then such alternate base shall be determined by arbitration in the City of Philadelphia in accordance with the rules of the American Arbitration Association, between the parties hereto.  In the event of a dispute as to the appropriate Index, rent shall be continued to be paid on the then existing basis pending determination of the appropriate Index, and any adjustment in rent shall thereupon be applied retroactively to the beginning of the period for which Landlord and Tenant shall have been unable to agree upon the appropriate basis.

Wherever in this Lease Agreement the term: “term of the Lease,” or words of similar import are used, they shall mean the Initial Term and any Renewal Term which has become effective.

EXHIBIT F

ADA Permit

EXHIBIT G

Tenant’s Existing Rental Payments

EXHIBIT H

Operations Center

EXHIBIT I

Form of Right of First Refusal Agreement

Prepared by:
David F. Scranton, Esquire
Stradley Ronon Stevens & Young, LLP
30 Valley Stream Parkway
Malvern, PA 19355
Telephone: (610) 640-5806

After recording return to:
David F. Scranton, Esquire
Stradley Ronon Stevens & Young, LLP
30 Valley Stream Parkway
Malvern, PA 19355
Telephone: (610) 640-5806

Uniform Parcel Identifier No.  ______________________

RIGHT OF FIRST REFUSAL AGREEMENT

THIS RIGHT OF FIRST REFUSAL AGREEMENT made as of January 5, 2007 (the “Agreement”), is by and between GATEWAY PARTNERSHIP, LLC, 100 French Creek Parkway, Phoenixville, Pennsylvania 19460 (“Owner”), and NEW CENTURY BANK, a Pennsylvania bank (“Bank”).

BACKGROUND:

A. Pursuant to Lease Agreement of even date herewith (the “Lease”), Owner has leased to Bank, and Bank has leased from Owner, a portion of certain land and improvements owned by Landlord and located at 100 French Creek Parkway, Phoenixville, Pennsylvania 19460 more fully described on Exhibit A attached hereto and made part hereof  (the “Land”).

B. Owner has agreed to grant to Bank a right of first refusal to purchase the Land and improvements thereon under the terms and conditions set forth in this Agreement.

NOW THEREFORE, in consideration of the mutual promises, covenants and terms herein contained, the parties hereto, intending to be legally bound, agree as follows:

1. Grant of Right of First Refusal.

(a) Owner hereby grants Bank an exclusive right of first refusal (“Right of First Refusal”) to purchase the Premises, subject to the terms of this Agreement.

(b) Owner shall not agree to sell the Land or any improvements thereon, or any part thereof, or any interest in any of the foregoing (such of the foregoing as may be the subject of an a sale by Owner at any time of reference is referred to herein as the “Premises”) until fifteen (15) days after Owner shall have submitted to Bank a notice of Owner’s intention to so sell the premises (the “Owner’s Notice”) together with a complete copy of a bona fide, firm, written offer from the proposed purchaser setting forth all of the terms of the proposed purchase, which offer shall be limited to the Premises and shall not include any other property (a “Qualifying Third Party Offer”), and only if Bank shall not have notified Owner in writing, within that 15 day period (the “Bank’s Notice”), that Bank elects to exercise its right to purchase the Premises on the terms set forth in the Qualifying Third Party Offer.  If the Bank fails to exercise its option to purchase by sending the Bank’s Notice within the 15-day period, the Owner shall be free to sell the Premises to the original offeror but only on the terms of the Qualified Third Party Offer and, upon settlement on a conveyance to such original offeror on the terms of the Qualified Third Party Offer, this Agreement shall terminate as to the Premises so conveyed.  However, if Owner fails to complete settlement with the original offeror on the terms of the Qualified Third Party Offer within 6 months after the expiration of the 15-day period for Bank to exercise its right, any sale or conveyance of any portion of the Land or the improvements thereon or any part thereof, or any interest in any of the foregoing, shall again be subject to the Bank’s right of first refusal on these same terms.

2. Exercise of Right of First Refusal by Bank.  Immediately upon Bank’s election to exercise the Right of First Refusal as set forth in Bank’s Notice, and without any further action whatsoever on the part of either Bank or the Owner, this Agreement shall be deemed to be an Agreement of Sale between Bank and the Owner with respect to the Premises, effective as of the date of Bank’s Notice, upon the terms and conditions set forth in the Qualified Third Party Offer, subject however to the terms of this Agreement.  In the event of a conflict between the terms of the Qualified Third Party Offer and this Agreement, the terms more favorable to Bank shall control.

3. Settlement.  Settlement shall take place at the main office of Bank, on a date and time to be reasonably acceptable to both parties, but in the event the parties cannot agree, at a reasonable date and time to be selected by the Bank, in any event not more than ninety (90) days following the date of Bank’s Notice.

4. Condition of Title.  Title to the Premises shall be (i) good and marketable and free and clear of all liens, restrictions, easements, encumbrances, leases, tenancies and other exceptions and title objections except solely such as Bank shall confirm in writing prior to settlement that it is willing to accept in its sole discretion, and (ii) at Bank’s option, insurable as aforesaid at ordinary rates by a reputable title insurance company at its ordinary rates.  In the event title does not satisfy the requirements of this Section, Bank shall have the option of canceling settlement, in which event neither of the parties shall have any further obligations to each other hereunder, or of completing settlement and in such event Owner shall indemnify and hold harmless and reimburse Bank upon demand for all liabilities, losses, costs and expenses incurred by Bank either (i) as a result of, or (ii) to remove and eliminate, any liens, restrictions, easements, encumbrances, leases, tenancies and other exceptions and title objections that Bank shall not have agreed in writing prior to settlement to accept.  The provisions of this agreement to indemnify, hold harmless and reimburse shall survive settlement and the modification or termination of this Agreement.

5. Provisions with Respect to Settlement.

(a) At Settlement, the Owner shall deliver to the Bank or the Bank’s nominee or assignee (i) a special warranty deed to the Premises, duly executed and acknowledged by the Owner and in proper form for recording, (ii) actual sole and exclusive physical possession of the Premises, (iii)  assignments of any and all permits, licenses or agreements pertaining to the Premises,  (iv) all certificates, licenses, warranties, surveys, plans, building and engineering plans and specifications, engineering reports and studies, environmental reports and studies, and other documents and records, whether tangible or intangible, pertaining to the Premises; (v) such additional affidavits, certificates of value and other documents as the title company may require to complete settlement and insure the Bank’s title as contemplated hereunder, and (vi) all keys to the buildings, improvements, equipment, facilities and other locks on the Premises.

(b) At Settlement, Bank (or its nominee or assignee) shall deliver the purchase price as specified in the Owner Notice.

(c) The respective obligations to deliver the deed and purchase price on the date of Settlement in accordance with this Agreement are of the essence of the parties’ respective obligations under this Agreement.

6. Taxes; Apportionments.  All realty transfer taxes imposed on or in connection with this transaction shall be divided equally between the parties.  All other items customarily apportionable by and between sellers and buyers of real estate in the locale of the Premises shall be apportioned on a per diem basis as of the date of Settlement.

7. Termination of this Agreement.  This Agreement shall terminate automatically without need of the recordation of any instrument reflecting such termination, if the Lease terminates and the Owner shall not have sent an Owner’s Notice prior to the date of such termination.  Upon termination of this Agreement, Bank agrees, on request of Owner, at Owner’s expense, to execute a recordable instrument, in form and substance mutually and reasonably agreeable, confirming the fact of such termination.

8. Notices.  All notices, requests and other communications under this Agreement shall be in writing and shall be sent by personal delivery, overnight courier, facsimile (with receipt confirmed) or by mailing the same by registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

If to Owner:	Gateway Partnership, LLC
100 French Creek Parkway
Phoenixville, PA 19460
Attn: _______________________________
Facsimile No.: (___) ___-____

If to Bank:	New Century Bank
513 Kimberton Road
Phoenixville, PA 19460
	Attn:	Kenneth B. Mumma
Chairman & Chief Executive Officer
	Facsimile No.:	(610) 935-9650

or at such other address of which the Owner or Bank shall have given notice as herein provided.  All such notices, requests and other communications shall be deemed to have been sufficiently given for all purposes upon confirmation of receipt of facsimile, or upon deposit in the U.S. Mail or with courier, and may be given on behalf of a party by its counsel.

9. Binding Effect; Successors and Assigns.  This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, successors and assigns.

10. Recordation.  Concurrently with the execution hereof the parties hereto shall record an executed original counterpart of this Agreement in the Office for the Recording of Deeds and Mortgages in and for Chester County, Pennsylvania and the parties agree to cooperate at their respective expense to complete the same.

11. Miscellaneous.

(a) Costs and Expenses.  Except as otherwise expressly provided herein, all parties shall bear their own expenses in connection herewith.

(b) Amendment, Modification and Waiver.  The parties may amend or modify this Agreement in any respect, provided that any such amendment or modification shall be in writing executed by all of the parties hereto.  The waiver by a party of any breach of any provision of this Agreement shall not constitute or operate as a waiver of any other breach of such provision or of any other provision hereof, nor shall any failure to enforce any provision hereof operate as a waiver of such provision or of any other provision hereof.

(c) Governing Law; Time of the Essence.  This Agreement is made pursuant to, and shall be construed and enforced in accordance with, the laws of the Commonwealth of Pennsylvania (and United States federal law, to the extent applicable), irrespective of the principal place of business, residence or domicile of the parties hereto, and without giving effect to otherwise applicable principles of conflicts of law.  Nothing in this Agreement shall prevent or delay any party from seeking, in any court of competent jurisdiction, specific performance or other equitable remedies in the event of any breach or intended breach by any other party of his obligations hereunder.  Time is of the essence of each obligation of each party herein.

(d) Section Headings and Defined Terms.  The section headings contained herein are for reference purposes only and shall not in any way affect the meaning and interpretation of this Agreement.  The terms defined herein and in any agreement executed in connection herewith include the plural as well as the singular and the singular as well as the plural, and the use of masculine pronouns shall include the feminine and neuter.  Except as otherwise indicated, all agreements defined herein refer to the same as from time to time amended or supplemented or the terms thereof waived or modified in accordance herewith and therewith.

(e) Severability.  The invalidity or unenforceability of any particular provision, or part of any provision, of this Agreement shall not affect the other provisions or parts hereof, and this Agreement shall be construed in all respects as if such invalid or unenforceable provisions or parts were omitted.

(f) Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original; and any person may become a party hereto by executing a counterpart hereof, but all of such counterparts together shall be deemed to be one and the same instrument.  It shall not be necessary in making proof of this Agreement or any counterpart hereof to produce or account for any of the other counterparts.

(g) Entire Agreement.  This Agreement, together with the exhibits and documents referred to herein or delivered pursuant hereto, constitute the entire agreement between the parties hereto with respect to the transaction contemplated hereby and supersedes all prior agreements and understandings.  The submission of a draft of this Agreement or portions or summaries thereof does not constitute an offer to purchase or sell any property, it being understood and agreed that none of the parties shall be legally obligated with respect to such a transaction or to any other terms or conditions set forth in such draft or portion or summary unless and until this Agreement has been duly executed and delivered by all parties.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

Owner:	GATEWAY PARTNERSHIP, LLC

By:	______________________________
Name:
Title:

Bank:	NEW CENTURY BANK

By:	____________________________
Name:	James W. McKeighan, III
Title:	President

COMMONWEALTH OF PENNSYLVANIA	:
: SS.
COUNTY OF	:

On this, the ____ day of ___________, 2007, before me the undersigned officer, a Notary Public in and for the state and county aforesaid, personally appeared __________________________ who acknowledged him/herself to be the  __________________ of GATEWAY PARTNERSHIP, LLC, a limited liability company, and that he/she, as said officer, being authorized to do so, executed the foregoing instrument on behalf of the limited liability company for the purposes therein contained by signing the name of the limited liability company by him/herself as such official.

IN WITNESS WHEREOF, I have set my hand and official seal.

[Notarial Seal]	_________________________________
Notary Public

My Commission expires:

COMMONWEALTH OF PENNSYLVANIA	:
: SS.
COUNTY OF	:

On this, the ____ day of ___________, 2007, before me the undersigned officer, a Notary Public in and for the state and county aforesaid, personally appeared __________________________ who acknowledged him/herself to be the  __________________ of NEW CENTURY BANK, and that he/she, as said officer, being authorized to do so, executed the foregoing instrument on behalf of the limited liability company for the purposes therein contained by signing the name of the limited liability company by him/herself as such official.

IN WITNESS WHEREOF, I have set my hand and official seal.

[Notarial Seal]	_________________________________
Notary Public

My Commission expires: